Exhibit 99.1

Investor and Media Inquiries:
Michael A. Hajost
(610) 208-3476
mhajost@cartech.com

CARPENTER TECHNOLOGY REPORTS SECOND QUARTER RESULTS

•	Second quarter net sales excluding surcharge down 24% from a year earlier but higher than the prior quarter.

•	Second quarter net income of $3.5 million or $0.08 per diluted share.

•	Second quarter positive free cash flow of $6.9 million.

WYOMISSING, Pa., Jan. 26, 2010 -- Carpenter Technology Corporation (NYSE:CRS) today reported net income of $3.5 million or $0.08 per diluted share for the second quarter ended December 31, 2009.  This compares with net income of $29.8 million or $0.68 per diluted share for the second quarter a year earlier.

Second quarter results included non-cash net pension expense of $0.21 per diluted share versus $0.06 per diluted share in the same quarter last year. The Company had $6.9 million in positive free cash flow for the quarter.

“Results for the second quarter were as expected – below the same quarter last year but higher than our September quarter,” said Gregory A. Pratt, chairman and interim president and chief executive officer. “We are encouraged by the early signs of momentum we are seeing in certain segments of our business.  This strengthens our conviction that volume, revenue and margin will continue to grow as the second half of our fiscal year progresses.”

Second Quarter Results

Financial highlights for the second quarter include:

(in millions, except per share amounts & pounds sold)	2Q FY 2010	2Q FY 2009	YTD FY 2010	YTD FY 2009
Net Sales	$263.8	$361.8	$497.5	$775.4
Net Sales Excluding Surcharge (a)	$207.3	$273.2	$395.2	$575.1
Net Income (Loss)	$3.5	$29.8	$(5.9)	$55.6
Diluted Earnings (Loss) per Share	$0.08	$0.68	$(0.14)	$1.26
Net Pension Expense per Diluted Share (a)	$(0.21)	$(0.06)	$(0.42)	$(0.13)
Free Cash Flow (a)	$6.9	$(84.8)	$24.7	$(72.1)
Pounds Sold (000)	36,448	44,840	70,496	93,582
(a)	non-GAAP financial measure that is explained in the attached tables

Net sales for the second quarter were $263.8 million, down 27 percent from the prior year. Excluding surcharge revenue, net sales were $207.3 million, 24 percent lower than last year. Total pounds sold in the second quarter were 19 percent lower than the second quarter a year ago.

Gross profit was $35.6 million in the second quarter compared with $75.9 million a year earlier. Excluding surcharge revenue, gross margin was 17.2 percent, compared with 27.8 percent in last year. The gross margin continues to be negatively impacted by reduced demand levels and correspondingly higher volume-related costs as well as the portion of higher pension expense within cost of sales.

SG&A expenses were $33.6 million, a decrease of 7 percent from the 2009 second quarter. Excluding the impact of changes in net pension expense, SG&A improved by 14 percent over last year.

Operating income for the second quarter was $2.0 million compared with $39.7 million a year earlier. Excluding surcharge revenue and pension earnings, interest and deferrals (EID), operating margin was 5.5 percent, down from 14.5 percent last year.

Other Income was relatively flat at $6.7 million for the second quarter compared to $6.5 million last year.  The income tax provision for the second quarter was $0.7 million or 16.7 percent compared with an income tax provision of $12.6 million or 29.7 percent a year ago. The company expects its effective tax rate for the second half of the fiscal year to be approximately 30 percent.

Net income for the quarter was $3.5 million or $0.08 per diluted share, compared with net income of $29.8 million or $0.68 per diluted share for the second quarter of fiscal 2009.

Free cash flow, which we define as cash from operations less capital expenditures and dividends, was $6.9 million compared to negative $84.8 million in the fiscal 2009 second quarter, with most of the difference due to changes in inventory and other working capital.

Markets:

Aerospace market sales were $113.5 million in the second quarter, down 28 percent compared with the same period a year ago. Excluding surcharge revenue, aerospace sales were down 27 percent on 26 percent lower volume. Aerospace results reflect lower demand for materials due to excess inventories in the supply chain.  Although aerospace volume in total was flat with the first quarter, it appears that engine super alloy materials are now in balance while it will take several more quarters before surplus fastener inventories in the supply chain are used up.

Industrial market sales were $62.3 million, down 26 percent compared with the second quarter of fiscal 2009. Excluding surcharge, industrial sales decreased 16 percent on 19 percent lower volume. The year-over-year results reflect lower sales in virtually all applications due to weak manufacturing demand. Versus our first quarter, shipments increased in line with improvements in various industrial production indices.

Consumer market sales were $24.4 million, a decrease of 10 percent from the second quarter of fiscal 2009. Excluding surcharge revenue, sales declined 6 percent on 3 percent higher volume. Volumes increased in applications related to sporting goods and housing, although revenues lagged due to mix.  Compared to our first quarter, consumer volumes increased nearly 7 percent.

Automotive market sales were $23.0 million, a decrease of 14 percent from a year earlier. Excluding surcharge revenue, automotive sector revenues were down 8 percent as volumes increased by 13 percent from a year earlier. The year-over-year volume increase reflects greater share in stainless valves and fuel injection systems, which had an impact on our mix.  Shipments also rose sequentially, reflecting increasing build rates among U.S. automakers and an inventory supply chain that is in better balance.

Energy market sales of $20.3 million represented a decline of 50 percent from the second quarter a year earlier. Excluding surcharge revenue, energy market sales decreased 49 percent on 54 percent lower volume. The year-over-year decline reflects excess supply chain inventory in the face of significantly lower activity in oil and gas drilling.  In power generation, inventories for materials used in high-capacity industrial gas turbines are now in better balance, as evidenced by sequential growth in this market.  Demand growth is likely to remain constrained for the next several quarters.

Medical market sales were $20.3 million in the second quarter, a decline of 22 percent from a year ago or 23 percent excluding surcharge. Medical shipments decreased 15 percent from the same period last year and were 20 percent below the first quarter. The second quarter decline in demand reflects short-term customer order and broader supply chain inventory adjustments with revenue down further due to lower titanium raw material prices.  The longer term outlook for growth in procedures remains on track.

Sales outside the United States in the second quarter were $85.6 million, a decrease of 34 percent compared with the second quarter of fiscal 2009. Compared to the first quarter of fiscal 2010, sales increased 19 percent. International sales represented 32 percent of total sales in the second quarter of fiscal 2010, compared to 36 percent in the prior year.  The year over year reduction reflects declines in energy, aerospace and automotive demand, especially in Europe and Mexico.

 Pension Effects:

During the second quarter, the Company recorded pension expense associated with its pension and other post retirement benefit plans of $15.2 million or $0.21 per diluted share which is consistent with our planned non-cash net pension expense for fiscal 2010 of $61.1 million, or approximately $0.83 per diluted share.

Outlook:

 “In the second quarter we saw the first steps along the road to business recovery,” said Pratt.  “Higher volumes, improved mix and cost savings drove improvement in our operating margin, excluding surcharge and pension EID, to nearly 6 percent after being negative in each of the last two quarters.”

“Given our current progress, we are on track to meet our fiscal 2010 financial goals,” said Pratt.  “While our business is beginning to show good momentum, we recognize the pace of economic recovery this calendar year could vary.  We will remain focused on cost reduction and operational excellence, while pursuing growth opportunities.”

Non-GAAP Financial Measures

This press release includes discussions of financial measures that have not been determined in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures, accompanied by reasons why the Company believes the measures are important, are included in the attached schedules.

Conference Call

Carpenter will host a conference call and webcast today, January 26, at 10:00 a.m., ET, to discuss financial results and operations for the fiscal second quarter. Please call 610-208-2222 for details of the conference call. Access to the call will also be made available at Carpenter's web site (www.cartech.com) and through CCBN (www.ccbn.com). A replay of the call will be made available at www.cartech.com or at www.ccbn.com.

About Carpenter Technology

Carpenter produces and distributes specialty alloys, including stainless steels, titanium alloys, and superalloys. Information about Carpenter can be found on the Internet at www.cartech.com.

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected, anticipated or implied. The most significant of these uncertainties are described in Carpenter's filings with the Securities and Exchange Commission including its annual report on Form 10-K for the year ended June 30, 2009and the quarterly report on Form 10-Q for the quarter ended September 30, 2009, and the exhibits attached to those filings. They include but are not limited to: 1) the cyclical nature of the specialty materials business and certain end-use markets, including aerospace, industrial, automotive, consumer, medical, and energy, or other influences on Carpenter's business such as new competitors, the consolidation of competitors, customers, and suppliers or the transfer of manufacturing capacity from the United States to foreign countries; 2) the ability of Carpenter to achieve cost savings, productivity improvements or process changes; 3) the ability to recoup increases in the cost of energy, raw materials, freight or other factors; 4) domestic and foreign excess manufacturing capacity for certain metals; 5) fluctuations in currency exchange rates; 6) the degree of success of government trade actions; 7) the valuation of the assets and liabilities in Carpenter's pension trusts and the accounting for pension plans; 8) possible labor disputes or work stoppages; 9) the potential that our customers may substitute alternate materials or adopt different manufacturing practices that replace or limit the suitability of our products; 10) the ability to successfully acquire and integrate acquisitions; 11) the availability of credit facilities to Carpenter, its customers or other members of the supply chain; 12) the ability to obtain energy or raw materials, especially from suppliers located in countries that may be subject to unstable political or economic conditions; 13) our manufacturing processes are dependent upon highly specialized equipment located primarily in one facility in Reading, Pennsylvania for which there may be limited alternatives if there are significant equipment failures or catastrophic event; and. (14) our future success depends on the continued service and availability of key personnel, including members of our executive management team, management, metallurgists and other skilled personnel and the loss of these key personnel could affect our ability to perform until suitable replacements are found. Any of these factors could have an adverse and/or fluctuating effect on Carpenter's results of operations. The forward-looking statements in this document are intended to be subject to the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Carpenter undertakes no obligation to update or revise any forward-looking statements.

CONSOLIDATED BALANCE SHEET
(in millions)

	December 31	June 30
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$349.0	$340.1
Marketable securities	30.0	15.0
Accounts receivable, net	130.0	130.8
Inventories	187.5	185.4
Deferred income taxes	20.8	23.8
Other current assets	35.4	54.6
Assets of discontinued operations		0.0
Total current assets	752.7	749.7

Property, plant and equipment, net	624.3	634.1
Prepaid pension cost		--
Goodwill	35.2	35.2
Other intangibles, net	18.2	18.7
Other assets	77.9	59.7
Assets of discontinued operations	0.0	0.0
Total assets	$1,508.3	$1,497.4

LIABILITIES
Current liabilities:
Accounts payable	$82.1	$70.2
Accrued liabilities	86.0	108.3
Current portion of long-term debt	20.0	20.0
Liabilities of discontinued operations	0.0	0.0
Total current liabilities	188.1	198.5

Long-term debt, net of current portion	258.5	258.6
Accrued pension liability	251.8	240.4
Accrued postretirement benefits	127.3	127.7
Deferred income taxes	5.2	1.6
Other liabilities	50.6	53.6
Liabilities of discontinued operations	0.0	0.0
Total liabilities	881.5	880.4

STOCKHOLDERS' EQUITY
Common stock	273.2	273.1
Capital in excess of par value - common stock	218.5	208.9
Reinvested earnings	991.1	1,013.0
Common stock in treasury, at cost	(534.7)	(531.5)
Accumulated other comprehensive loss	(321.3)	(346.5)
Total stockholders' equity	626.8	617.0

Total liabilities and stockholders' equity	$1,508.3	$1,497.4

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF INCOME
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	December 31		December 31

	2009	2008	2009	2008

NET SALES	$263.8	$361.8	$497.5	$775.4

Cost of sales	228.2	285.9	442.7	625.9
Gross profit	35.6	75.9	54.8	149.5

Selling, general and administrative expenses	33.6	36.2	66.1	69.5
Restructuring costs		--		--
Operating income (loss)	2.0	39.7	(11.3)	80.0

Interest expense	(4.5)	(3.8)	(8.8)	(8.2)
Other income, net	6.7	6.5	8.2	10.3

Income (loss) before income taxes	4.2	42.4	(11.9)	82.1
Income tax expense (benefit)	0.7	12.6	(6.0)	26.5
(LOSS) INCOME FROM CONTINUING OPERATIONS	$3.5	$29.8	$(5.9)	$55.6
DISCONTINUED OPERATIONS:
Income before taxes
Income tax expense
INCOME FROM DISCONTINUED OPERATIONS	--	$6.5	--	$77.2
NET INCOME (LOSS)	$3.5	$29.8	$(5.9)	$55.6

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.08	$0.68	$(0.14)	$1.26
Diluted	$0.08	$0.68	$(0.14)	$1.26

WEIGHTED AVERAGE COMMON
SHARES OUTSTANDING:
Basic	44.0	43.7	43.9	44.0
Diluted	44.2	44.0	43.9	44.3

Cash dividends per common share	$0.18	$0.18	$0.36	$0.36

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended
	December 31

	2009	2008

OPERATING ACTIVITIES:
Net (loss) income	$(5.9)	$55.6
Adjustments to reconcile net (loss) income to
net cash provided from operations:
Depreciation	26.6	23.8
Amortization	2.6	1.5
Deferred income taxes	(9.0)	(1.6)
Net pension expense	30.5	10.2
Net (gain) loss on disposal of property and equipment	(0.7)	0.7
Gain on sale of businesses
Changes in working capital and other:
Receivables	1.3	104.4
Inventories	(1.8)	(123.3)
Other current assets	19.3	(10.9)
Accounts payable	11.8	(30.6)
Accrued current liabilities	(3.4)	(30.8)
Other, net	(12.4)	(1.1)
Net cash provided from (used for) operating activities	58.9	(2.1)

INVESTING ACTIVITIES:
Purchases of plant, equipment and software	(19.1)	(67.7)
Proceeds from disposals of property and equipment	0.9	--
Acquisition of business
Net proceeds from sales of businesses	--	13.4
Purchases of marketable securities	(30.0)	(29.5)
Proceeds from sales of marketable securities	15.0	10.3
Net cash used for investing activities	(33.2)	(73.5)

FINANCING ACTIVITIES:
Payments on long-term debt	--	--
Payments to acquire treasury stock	--	(46.1)
Dividends paid	(16.0)	(15.7)
Payments of debt issue costs	(2.0)	--
Tax benefits on share-based compensation	0.1	(0.1)
Proceeds from common stock options exercised	0.2	--
Net cash used for financing activities	(17.7)	(61.9)

Effect of exchange rate changes on cash and cash equivalents	0.9	1.4

Change in cash balance included in discontinued operations	--	0.0
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8.9	(136.1)
Cash and cash equivalents at beginning of period	340.1	403.3
Cash and cash equivalents at end of period	$349.0	$267.2

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Six Months Ended		Year Ended
	December 31		December 31		June 30

	2009	2008	2009	2008	2008	2007

Net sales:

Advanced Metals Operations:					$1,390.7	$1,365.2
Net sales excluding surcharge	$147.9	$193.4	$293.6	$409.8
Surcharge	35.0	59.6	64.7	138.4

Advanced Metals Operations net sales	182.9	253.0	358.3	548.2

Premium Alloys Operations:
Net sales excluding surcharge	$59.9	$83.1	$102.9	$171.3
Surcharge	21.5	29.0	37.6	61.9

Premium Alloys Operations net sales	81.4	112.1	140.5	233.2

Intersegment	(0.5)	(3.3)	(1.3)	(6.0)	(12.9)	(1.9)
Consolidated net sales	$263.8	$361.8	$497.5	$775.4	$1,377.8	$1,363.3

Operating income (loss):
Advanced Metals Operations	$0.1	$31.2	$(2.5)	$50.4	$188.7	$202.9
Premium Alloys Operations	20.3	19.3	28.1	48.2	144.7	120.1
Corporate costs	(8.9)	(10.7)	(17.9)	(18.5)	(61.8)	(33.2)
Pension earnings, interest & deferrals	(9.5)	--	(19.0)	(0.1)	21.7	14.5
Restructuring costs
Intersegment	--	(0.1)	--	--	0.3	0.1

Consolidated operating income (loss)	$2.0	$39.7	$(11.3)	$80.0	$293.6	$304.4

We have two reportable business segments: Advanced Metals Operations and Premium Alloys Operations.

The Advanced Metals Operations (AMO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys, stainless steels and titanium in the form of small bars and rods, wire, narrow strip and powder. AMO sales are spread across many of our end-use markets including aerospace, industrial, consumer, automotive, and medical.

The Premium Alloys Operations (PAO) segment includes the manufacturing and distribution of high temperature and high strength metal alloys and stainless steels in the form of ingots, billets, large bars and hollows and primarily services the aerospace and energy markets.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating results of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

SEGMENT FINANCIAL DATA
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31

	2006	2005	2006	2005

Net sales:
Specialty Metals	$417.5	$321.0	$794.7	$642.3
Engineered Products	24.3	25.3	52.3	50.3
Intersegment	(0.5)	(0.6)	(1.2)	(0.9)

Consolidated net sales	$441.3	$345.7	$845.8	$691.7

Operating income:
Specialty Metals	$64.2	$63.2	$136.1	$124.2
Engineered Products	4.8	4.2	10.1	9.4
Corporate costs	(10.1)	(6.1)	(18.0)	(11.4)
Pension earnings, interest & deferrals	3.6	2.6	7.3	5.2
Intersegment	0.2	---	0.3	0.1

Consolidated operating income	$62.7	$63.9	$135.8	$127.5

Carpenter operates in two business segments, Specialty Metals and Engineered Products.
Specialty Metals includes our Specialty Alloys, Dynamet and Carpenter Powder Products
business operations. These operations have been aggregated into one reportable segment because of the similarities in products, processes, customers, distribution methods and economic characteristics.

The service cost component of net pension expense, which represents the estimated cost of future pension liabilities earned associated with active employees, is included in the operating income of the business segments. The residual net pension expense, which is comprised of the expected return on plan assets, interest costs on the projected benefit obligations of the plans, and amortization of actuarial gains and losses and prior service costs, is included under the heading "Pension earnings, interest & deferrals."

Certain reclassifications of prior year's amounts have been made to conform with current year's presentation.

NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

	Three Months Ended		Six Months Ended
	December 31		December 31
FREE CASH FLOW	2009	2008	2009	2008

Net cash provided from (used for) operations	$22.7	$(45.1)	$58.9	$(2.1)
Purchases of plant, equipment and software	(7.8)	(31.9)	(19.1)	(67.7)
Proceeds from disposals of property and
equipment	--	--	0.9	--
Net proceeds from sales of businesses	--	--	--	13.4
Acquisition of business
Dividends paid	(8.0)	(7.8)	(16.0)	(15.7)
Free cash flow	$6.9	$(84.8)	$24.7	$(72.1)

Management believes that the free cash flow measure provides useful information to investors regarding our financial condition because it is a measure of cash generated which management evaluates for alternative uses.

	Three Months Ended		Six Months Ended
	December 31		December 31
NET PENSION EXPENSE PER DILUTED SHARE	2009	2008	2009	2008

Pension plans expense	$13.5	$4.4	$27.0	$8.9
Other postretirement benefits expense	1.7	0.7	3.5	1.3
Net pension expense	15.2	5.1	30.5	10.2
Income tax benefit	(5.9)	(2.2)	(11.9)	(4.4)
Net pension expense, net of tax benefits	$9.3	$2.9	$18.6	$5.8

Net pension expense per diluted share	$0.21	$0.06	$0.42	$0.13

Weighted average diluted common shares	44.2	44.0	43.9	44.3

Management believes that net pension expense per diluted share is helpful in analyzing the operating performance of the Company, as net pension expense tends to be volatile due to changes in the financial markets, which may result in significant fluctuations in operating results from period to period.

OPERATING MARGIN EXCLUDING SURCHARGE	Three Months Ended		Six Months Ended
AND PENSION EARNINGS, INTEREST AND	December 31		December 31
DEFERRALS	2009	2008	2009	2008

Net sales	$263.8	$361.8	$497.5	$775.4
Less: surcharge revenue	(56.5)	(88.6)	(102.3)	(200.3)
Consolidated net sales excluding surcharge	$207.3	$273.2	$395.2	$575.1

Operating income (loss)	$2.0	$39.7	$(11.3)	$80.0
Pension earnings, interest & deferrals	9.5	--	19.0	0.1
Operating income excluding pension earnings,
interest and deferrals	$11.5	$39.7	$7.7	$80.1

Operating margin excluding surcharge and pension
earnings, interest and deferrals	5.5%	14.5%	1.9%	13.9%

Management believes that removing the impacts of raw material surcharges from net sales provides a more consistent basis for comparing results of operations from period to period. In addition, management believes that excluding the impact of pension earnings, interest and deferrals, which may be volatile due to changes in the financial markets, is helpful in analyzing the true operating performance of the Company.

SUPPLEMENTAL SCHEDULES
(in millions)

	Three Months Ended		Six Months Ended
	December 31		December 31
NET SALES BY MAJOR PRODUCT LINE	2009	2008	2009	2008

Product Line Excluding Surcharge:
Special alloys	$108.5	$121.5	$196.7	$259.1
Stainless steel	65.3	97.0	126.3	198.4
Titanium products	23.7	35.0	50.5	76.8
Tool and other steel	7.9	14.9	17.1	30.5
Other materials	1.9	4.8	4.6	10.3

Consolidated net sales excluding surcharge	$207.3	$273.2	$395.2	$575.1

Surcharge revenue	56.5	88.6	102.3	200.3

Consolidated net sales	$263.8	$361.8	$497.5	$775.4